As filed with the U.S. Securities and Exchange Commission on April 17, 2026

Registration No. 333-174708

Registration No. 333-195755

Registration No. 333-271709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-174708

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8

REGISTRATION STATEMENT NO. 333-195755

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-271709

UNDER

THE SECURITIES ACT OF 1933

Sumisho Air Lease Corporation

(Exact name of registrant as specified in its charter)

Delaware	27-1840403
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California 90067 (310) 553-0555 (Address, including zip code, of registrant’s principal executive offices)

Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan

Air Lease Corporation 2014 Equity Incentive Plan

Air Lease Corporation 2023 Equity Incentive Plan

(Full title of the plan)

Noriyuki Hiruta

Chief Executive Officer, President and Secretary

Sumisho Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William H. Aaronson

Lee Hochbaum

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by Sumisho Air Lease Corporation (formerly known as Air Lease Corporation), a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”), are being filed to deregister any and all shares of Class A common stock of the Registrant, par value $0.01 per share (“Class A Common Stock”), that remain unsold or otherwise unissued as of the date hereof under such Registration Statements (collectively, the “S-8 Registration Statements”):

•

Registration Statement on Form S-8 (No. 333-174708), filed with the SEC on June 3, 2011, with respect to (i) 4,817,180 shares of Class A Common Stock to be issued pursuant to the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan (the “2010 Plan”) and (ii) 3,375,908 shares of Class A Common Stock issuable upon exercise of stock options outstanding under the 2010 Plan;

•

Registration Statement on Form S-8 (No. 333-195755), filed with the SEC on May 7, 2014, with respect to (i) 5,000,000 shares of Class A Common Stock to be issued under the Air Lease Corporation 2014 Equity Incentive Plan (the “2014 Plan) and (ii) 1,717,262 shares of Class A Common Stock previously registered for issuance under the 2010 Plan;

•

Post-Effective Amendment No.  1 to Form S-8 (No. 333-195775), filed with the SEC on May 8, 2023, which (i) terminated the Registrant’s authority to grant new awards under the 2014 Plan and (ii) registered (a) 4,054,904 shares of Class A Common Stock issuable under the 2014 Plan and (b) 1,642,691 shares of Class A Common Stock subject to awards that remain outstanding under the 2014 Plan; and

•

Registration Statement on Form S-8 (No. 333-271709), filed with the SEC on May 8, 2023, with respect to 100,000 shares of Class A Common Stock to be issued under the Air Lease Corporation 2023 Equity Incentive Plan.

On April 8, 2026, pursuant to the previously announced Agreement and Plan of Merger, dated as of September 1, 2025, by and among the Registrant, Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company), an Irish private limited company, and Takeoff Merger Sub Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect subsidiary of Parent.

In connection with the Merger, the Registrant has terminated any and all offerings of its Class A Common Stock pursuant to the S-8 Registration Statements. In accordance with the undertakings made by the Registrant in the S-8 Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s Class A Common Stock that remains unsold or otherwise unissued at the termination of each such offering, the Registrant hereby removes from registration, by means of these Post-Effective Amendments, all Class A Common Stock registered under the S-8 Registration Statements that remain unsold as of the filing of these Post-Effective Amendments (if any), and terminates the effectiveness of each of the S-8 Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on this 17th day of April, 2026.

SUMISHO AIR LEASE CORPORATION

By:	/s/ Noriyuki Hiruta
Name:	Noriyuki Hiruta
Title:	Chief Executive Officer, President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.